Exhibit 99.3

Adynxx, Inc.

Index to Financial Statements

Years Ended December 31, 2018 and 2017

and Three Months Ended March 31, 2019 and 2018 (Unaudited)

Report of Independent Registered Public Accounting Firm

Stockholders and Board of Directors
Adynxx, Inc.
San Francisco, California

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Adynxx, Inc. (the “Company”) as of December 31, 2017 and 2018, the related statements of operations, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2017 and 2018, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company does not have a commercial product that can generate cash and accordingly will need to raise additional capital to fund its operations. These factors, among others, raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA, LLP

We have served as the Company's auditor since 2012.

San Jose, California

June 7, 2019

Adynxx, Inc.

Balance Sheets

(In thousands, except share and per share data)

	December 31,		March 31,
	2017	2018	2019
			(unaudited)
Assets:
Current assets
Cash and cash equivalents	$4,301	$1,887	$1,581
Restricted cash	—	55	255
Prepaid expenses and other current assets	34	10	396
Total current assets	4,335	1,952	2,232
Property and equipment, net	13	10	8
Right of use asset, net	—	—	165
Restricted cash	55	—	—
Other assets	18	18	18
Total assets	$4,421	$1,980	$2,423

Liabilities, Redeemable Convertible Preferred Stock and Stockholders' Deficit:
Current liabilities
Accounts payable	$703	$491	$1,201
Accrued liabilities	1,158	857	1,193
Operating lease liability	—	—	173
Convertible promissory notes - related party	—	4,500	6,000
Current portion of term loan, net of discount	1,711	3,812	3,820
Total current Liabilities	3,572	9,660	12,387
Term loan, net of current portion and discount	2,951	—	—
Warrant liability	42	140	234
Commitments and contingencies (Note 6)
Redeemable convertible preferred stock:
Series A redeemable convertible preferred stock, $0.001 par value; 57,002,183 shares authorized; 56,672,658 shares issued and outstanding as of December 31, 2017, December 31, 2018 and March 31, 2019 (unaudited) (liquidation value of $12,898,697 as of December 31, 2017, December 31, 2018 and March 31, 2019 (unaudited))	12,814	12,814	12,814
Series B redeemable convertible preferred stock, $0.001 par value; 51,069,262 shares authorized; 51,069,262 shares issued and outstanding as of December 31, 2017, December 31, 2018 and March 31, 2019 (unaudited) (liquidation value of $16,000,000 as of December 31, 2017, December 31, 2018 and March 31, 2019 (unaudited))	15,897	15,897	15,897
Stockholders' deficit:
Common stock, $0.001 par value;148,000,000 shares authorized; 19,548,969 shares issued and outstanding as of December 31, 2017, December 31, 2018 and March 31, 2019 (unaudited)	20	20	20
Additional paid-in capital	419	728	812
Accumulated deficit	(31,294)	(37,279)	(39,741)
Total stockholders' deficit	(30,855)	(36,531)	(38,909)
Total liabilities, redeemable convertible preferred stock and stockholders' deficit	$4,421	$1,980	$2,423

The accompanying notes are an integral part of these financial statements.

Adynxx, Inc.

Statements of Operations

(In thousands)

	Years Ended December 31,		Three Months Ended March 31,
	2017	2018	2018	2019
			(unaudited)	(unaudited)
Operating expenses
Research and development	$8,722	$2,137	$686	$1,331
General and administrative	2,341	2,982	694	863
Grant reimbursements	—	—	—	(94)
Total operating expenses, net	11,063	5,119	1,380	2,100
Loss from operations	(11,063)	(5,119)	(1,380)	(2,100)
Interest expense, net	(515)	(992)	(143)	(268)
Other income (expense), net	17	126	—	(94)
Net loss	$(11,561)	$(5,985)	$(1,523)	$(2,462)

The accompanying notes are an integral part of these financial statements.

Adynxx, Inc.

Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

(In thousands, except share data)

For the periods ended:	Series A Redeemable Convertible Preferred Stock		Series B Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Total Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance, December 31, 2016	56,321,165	$12,734	51,069,262	$15,897	19,548,969	$20	$118	$(19,733)	$(19,595)
Exercise of warrants	351,493	80		—		—	—	—	—
Stock-based compensation expense	—	—	—	—	—	—	301	—	301
Net loss	—	—	—	—	—	—	—	(11,561)	(11,561)
Balance, December 31, 2017	56,672,658	12,814	51,069,262	15,897	19,548,969	20	419	(31,294)	(30,855)
Stock-based compensation expense	—	—	—	—	—	—	309	—	309
Net loss	—	—	—	—	—	—	—	(5,985)	(5,985)
Balance, December 31, 2018	56,672,658	$12,814	51,069,262	$15,897	19,548,969	$20	$728	$(37,279)	$(36,531)
Stock-based compensation expense (unaudited)	—	—	—	—	—	—	84	—	84
Net loss (unaudited)	—	—	—	—	—	—	—	(2,462)	(2,462)
Balance, March 31, 2019 (unaudited)	56,672,658	$12,814	51,069,262	$15,897	19,548,969	$20	$812	$(39,741)	$(38,909)

For the three months ended March 31, 2018 (unaudited)
Balance, December 31, 2017	56,672,658	$12,814	51,069,262	$15,897	19,548,969	$20	$419	$(31,294)	$(30,855)
Stock-based compensation expense (unaudited)	—	—	—	—	—	—	75	—	75
Net loss (unaudited)	—	—	—	—	—	—	—	(1,523)	(1,523)
Balance, March 31, 2018 (unaudited)	56,672,658	$12,814	51,069,262	$15,897	19,548,969	$20	$494	$(32,817)	$(32,303)

The accompanying notes are an integral part of these financial statements.

Adynxx, Inc.

Statements of Cash Flows

(In thousands)

	Years Ended December 31,		Three Months Ended March 31,
	2017	2018	2018	2019
			(unaudited)	(unaudited)
Cash flows from operating activities:
Net loss	$(11,561)	$(5,985)	$(1,523)	$(2,462)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	10	8	2	2
Stock-based compensation expense	301	309	75	84
Changes in fair value of warrant liability	(12)	98	—	94
Accretion of final charge upon maturity of Oxford Term Loan A and B	106	224	27	80
Amortization of issuance cost and discounts for term loans and convertible notes	54	40	18	8
Non-cash interest expense on convertible promissory notes	—	126	1	89
Amortization of right-of-use asset	—	—	—	8
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	329	23	(19)	(386)
Other assets	1	—	—	—
Accounts payable	601	(212)	(629)	710
Accrued liabilities	(12)	(650)	(387)	167
Net Cash Used in Operating Activities	(10,183)	(6,019)	(2,435)	(1,606)
Cash flows from investing activities:
Purchases of property and equipment	(3)	(5)	—	—
Net cash used in investing activities	(3)	(5)	—	—
Cash flows from financing activities:
Payments on term loan	(139)	(890)	(616)	—
Proceeds from exercise of warrants	80	—	—	—
Proceeds from issuance of convertible promissory notes - related party	—	4,500	1,500	1,500
Net cash provided (used) by financing activities	(59)	3,610	884	1,500
Net decrease in cash and cash equivalents and restricted cash	(10,245)	(2,414)	(1,551)	(106)
Cash and cash equivalents and restricted cash at beginning of year	14,601	4,356	4,356	1,942
Cash and cash equivalents and restricted cash at end of year	$4,356	$1,942	$2,805	$1,836

Other supplemental disclosure:
Cash paid for interest	$355	$376	$97	$91
Non-cash investing and financing activities
Right-of-use assets obtained in exchange for operating lease obligations(1)	$—	$—	$—	$227

(1) Amounts for the three months ended March 31, 2019 pertains to the transition adjustment for the adoption of ASC 842.

The accompanying notes are an integral part of these financial statements.

Adynxx, Inc.

Notes to Financial Statements

Note 1. Organization and Basis of Presentation

The Company

Adynxx, Inc. (the "Company") was incorporated on October 24, 2007, in the state of Delaware. The Company is a clinical-stage pharmaceutical entity that is developing a technology platform to address pain at its molecular roots. The Company is primarily engaged in developing initial product technology, recruiting personnel, and raising capital.

Basis of Presentation

The accompanying financial statements have been prepared using accounting principles generally accepted in the United States of America (“GAAP”).

Unaudited Interim Financial Information

The accompanying interim balance sheet as of March 31, 2019, the statements of operations, redeemable convertible preferred stock and stockholders’ deficit and cash flows for the three months ended March 31, 2019 and 2018, and the related footnote disclosures are unaudited. In management’s opinion, the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which include only normal recurring adjustments, necessary for the fair statement of the Company’s financial position as of March 31, 2019 and its results of operations and cash flows for the three months ended March 31, 2019 and 2018 in accordance with GAAP. The results for the three months ended March 31, 2019 are not necessarily indicative of the results expected for the full year of 2019 or any other interim period(s).

Liquidity

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As of March 31, 2019, the Company had $1.6 million in cash and cash equivalents, had Oxford term loans, or Term Loans, including accrued interest outstanding of $4.3 million, and convertible promissory notes, or Notes, including accrued interest, outstanding to investors of $6.2 million. From inception through March 31, 2019 the Company had an accumulated deficit of approximately $39.7 million. The Company expects to incur substantial losses in future periods. The Company is subject to risks common to companies in the clinical stage, including, but not limited to, development of new products, development of markets and distribution channels, dependence on key personnel, and the ability to obtain additional capital as needed to fund its product development plans. The Company has a limited operating history and has yet to generate any revenues from customers. There is no guarantee that profitable operations, if ever achieved, could be sustained on a continuing basis.

In April 2019 and May 2019, the Company issued Notes to current investors and received an additional $2 million and $0.5 million, respectively. The Notes accrue interest at 8% per annum and mature on the first anniversary of the applicable issuance date.

The Company plans to finance its operations and capital funding needs through equity and/or debt financing. However, there can be no assurance that additional funding will be available to the Company on acceptable terms on a timely basis, if at all, or that the Company will generate sufficient cash from operations to adequately fund operating needs or ultimately achieve profitability. The conditions above, among others, raise substantial doubt about the ability of the Company to continue as a going concern within one year after the date of the issuance of the financial statements.

The accompanying financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Note 2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of expenses incurred during the reporting period. Actual results could differ from those estimates and such differences could be material to the Company’s financial position and results of operations.

Significant estimates and assumptions include the valuation of equity instruments and equity-linked instruments, including the valuation of the Company’s common stock and the valuation of the Company’s common stock options for purposes of accounting for stock-based compensation, and accruals for clinical trials and the valuation allowances on deferred tax assets.

Concentration of Credit Risk and Other Risks and Uncertainties

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash and cash equivalents. Cash and cash equivalents are deposited in demand and money market accounts with established financial institutions and, at times, such balances with any one financial institution may be in excess of the Federal Deposit Insurance Corporation insured limits. To date, the Company has not experienced any losses on its deposits of cash and cash equivalents.

The Company operates in a dynamic and highly competitive industry and believes that changes in any of the following areas could have a material adverse effect on the Company's future financial position, results of operations, or cash flows: ability to obtain future financing; advances and trends in new technologies and industry standards; results of clinical trials; regulatory approval and market acceptance of the Company's products; development of sales channels; certain strategic relationships; litigation or claims against the Company based on intellectual property, patent, product, regulatory, or other factors; and the Company's ability to attract and retain employees necessary to support its growth.

The Company’s postoperative pain reduction product candidate, brivoligide, is an oligonucleotide. The Company currently uses Avecia as a single supplier for the brivoligide drug substance. There are currently a limited number of oligonucleotide manufacturers with commercial scale capabilities globally. While the Company intends to develop secondary sources for manufacturing of its drug candidates in the future, there can be no assurance that it will be able to do so on commercially reasonable terms, or at all. Any interruption in the supply of this key material could significantly delay the research and development process or increase the expenses for development and commercialization of the Company’s product candidates. The quality of materials can be critical to the performance of a drug delivery technology. Therefore, the lack of a reliable source that provides a consistent supply of high quality materials would harm the Company. At March 31, 2019, this vendor’s activity was not material to total accounts payable.

At March 31, 2019, three vendors represented 37%, 31% and 14% of total accounts payable. Two of these vendors supported clinical study activities which accounted for 51% of the total accounts payable. The remaining vendor was related to general and administrative activities associated with the merger between Adynxx, Inc. and Alliqua BioMedical, Inc. that closed on May 3, 2019, or Merger. At December 31, 2018, three vendors represented 52%, 26% and 15% of total accounts payable. Two of these vendors supported general and administrative activities, primarily associated with the Merger and next round of equity financing, which accounted for 67% of the total accounts payable. The remaining vendor supported clinical study activities. At December 31, 2017, two vendors represented 56% and 31%, of total accounts payable. The vendor that represented 56% of the Company’s accounts payable, supported manufacturing activities and the other vendor was associated with clinical study activities.

Clinical Trial Accruals

The Company’s clinical trial accruals are based on patient enrollment and related costs at clinical investigator sites as well as for the services received and efforts expended pursuant to contracts with multiple research institutions and contract research organizations that conduct and manage clinical trials on the Company’s behalf. The Company accrues expenses related to clinical trials based on contracted amounts applied to the level of patient enrollment and activity according to the clinical trial protocol. If timelines or contracts are modified based upon changes in the clinical trial protocol or scope of work to be performed, the Company modifies the estimates of accrued expenses accordingly. To date, the Company has had no significant adjustments to accrued clinical trial expenses.

In March 2018, the Company closed its contracts with Premier Research International LLC and CRF Health, Inc. (“Contract Research Organizations or CROs”) upon completion of a Phase 2 clinical trial in March 2018. For the years ended December 31, 2018 and 2017, the Company incurred $95,000 and $6.2 million, respectively, of expenses in connection with this clinical study.

In November 2018, the Company entered into agreements with PRA Health, Inc. and CRF Health, Inc. (“Contract Research Organizations or CROs”) pursuant to which the CROs agreed to assist the Company with the conduct of a Phase 2 clinical trial. To support additional clinical trial activities the Company also entered into agreements with Premier Research International LLC for biostatistical services, ICON Central Laboratories for laboratory services and Almac Clinical Services for storage and distribution services. In connection with this clinical study, the Company incurred expenses of $667,000 and $0 for the three months ended March 31, 2019 and 2018, respectively, and $185,000 and $0 for the years ended December 31, 2018 and 2017, respectively.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with a maturity of three months or less on the date of acquisition to be cash and cash equivalents.

Property and Equipment, Net

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using a straight-line method over the estimated useful lives of the assets, generally three to five years. Leasehold improvements are amortized over the shorter of the estimated useful life of the asset or the remaining term of the lease.

Expenditures for repairs and maintenance are charged to expense as incurred. Upon disposition of an asset, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in the statements of operations.

Impairment of Long-Lived Assets

The Company's long-lived assets and other assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of an asset to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the asset. If such asset is considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the asset exceeds its fair value. As of March 31, 2019, December 31, 2018 and December 31, 2017, the Company had not experienced any impairment losses on its long-lived assets.

Restricted Cash

As of March 31, 2019, December 31, 2018 and December 31, 2017, cash of $255,000, $55,000 and $55,000 respectively, was restricted from withdrawal and held by a bank. At March 31, 2019, the Company had $200,000 restricted from withdrawal and held by a bank in the form of a secured money market account as collateral for Oxford Finance, LLC (“Oxford”) in conjunction with a debt amendment that occurred in January 2019. In addition, as of March 31, 2019, December 31, 2018 and December 31, 2017, the Company had $55,000 restricted and held by a bank as collateral for a letter of credit provided to the Company’s facility landlord.

Stock-Based Compensation

Stock-based compensation is measured at the grant date based on the fair value of the award. The fair value of the award that is ultimately expected to vest is recognized as expense on a straight-line basis over the requisite service period, which is generally the vesting period. The Company recognizes forfeitures as they occur.

The Company uses the Black-Scholes option-pricing model (the "Black-Scholes model") as the method for determining the estimated fair value of stock options.

Expected Term - The expected term represents the period that the Company's stock-based awards are expected to be outstanding and is determined using the simplified method.

Expected Volatility - Expected volatility is estimated using comparable public companies’ volatility for similar terms.

Expected Dividend - The Black-Scholes model calls for a single expected dividend yield as an input. The Company has never paid dividends and has no plans to pay dividends.

Risk-Free Interest Rate - The risk-free interest rate used in the Black-Scholes model is based on the U.S. Treasury zero-coupon issues in effect at the time of grant for periods corresponding with the expected term of the option.

Research and Development

Research and development expenses consist of personnel costs, including salaries, benefits and stock-based compensation, preclinical studies, clinical studies performed by Contract Research Organizations (or “CROs”), materials and supplies, licenses and fees, and overhead allocations consisting of various administrative and facilities related costs. The Company charges research and development costs, including clinical study costs, to expense when incurred.

Collaboration Agreement

In June 2018, the Company entered into a collaboration agreement with twoXAR, an artificial intelligence-driven drug discovery company, in order to identify potential product candidates for the treatment of endometriosis. Through March 31, 2019, the Company was not obligated to make any payments under the terms of the collaboration agreement. In May 2019, the Company made a collaboration initiation payment of $75,000, which will be charged to research and development expenses for the three months ended June 30, 2019.

Grant Reimbursements

In December 2018, the Company received a Notice of Award from the National Institute on Drug Abuse (“NIDA”), part of the National Institutes of Health (“NIH”), to support the clinical development of its lead product candidate, brivoligide. NIH grants provide funds for certain types of expenditures in connection with research and development activities over a contractually defined period. The maximum funding expected to be available under this grant for qualified expenditures over the two year period through December 2020 is approximately $5.7 million.

On January 1, 2019, the Company adopted Accounting Standards Update (ASU) 2018-08, “Clarifying the Scope and the Accounting Guidance for Contributions Received and Contributions Made.” Based on this guidance, the Company determined that grant payments received met the definition of a ‘conditional contribution’ (versus an exchange contract) because (i) the Company has limited discretion in the way the funds may be spent, which creates a barrier to entitlement, and (ii) the grant contains provisions that release the awarding agency from the obligation to transfer funds that are not expended at the time the award is terminated. The Company recognizes grant reimbursements as a contra operating expense and reflects this as a component of its loss from operations in the period during which the qualifying expenses are incurred and the related services rendered, provided that the applicable performance obligations have been met.

For the three months ended March 31, 2019, the Company incurred qualified expenses and recognized $94,000 of grant reimbursements.

Income Taxes

The Company accounts for income taxes using the asset and liability method whereby deferred tax asset and liability account balances are determined based on differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value.

In evaluating the ability to recover its deferred income tax assets, the Company considers all available positive and negative evidence, including its operating results, ongoing tax planning, and forecasts of future taxable income on a jurisdiction-by-jurisdiction basis. In the event the Company determines that it would be able to realize its deferred income tax assets in the future in excess of their net recorded amount, it would make an adjustment to the valuation allowance, which would reduce the provision for income taxes. Conversely, in the event that all or part of the net deferred tax assets are determined not to be realizable in the future, an adjustment to the valuation allowance would be charged to earnings in the period such determination is made.

The Company recognizes the tax benefit from uncertain tax positions in accordance with GAAP, which prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of uncertain tax positions taken or expected to be taken in a company's tax return.

Convertible Preferred Stock Warrants

Freestanding warrants to acquire shares of convertible preferred stock are classified as liabilities on the accompanying balance sheets. These warrants are subject to remeasurement at fair value at each balance sheet date, and any change in fair value is recognized as a component of other income or expense. The Company will continue to adjust the carrying values of freestanding warrants classified as liabilities for changes in fair value until the earlier of the exercise or expiration of the warrants or the completion of a liquidation event, including the completion of an initial public offering.

Debt Modifications and Extinguishments

When the Company modifies debt, it does so in accordance with Accounting Standards Codification (“ASC”) 470-50, Debt: Modifications and Extinguishments, which requires modification to debt instruments to be evaluated to assess whether the modifications are considered “substantial modifications”. A substantial modification of terms shall be accounted for like an extinguishment. Based on the guidance relied upon and the analysis performed, the Company determined that the October 2018 modification of the March 2018 and September 2018 Notes, to add an additional conversion option in the event of a reverse merger, was considered to be a “substantial modification”. As a result, it treated this modification as an ‘extinguishment’ of those debts and recognized $11,000 of net gain from this debt extinguishment in other income. All other changes to debt provisions were not considered substantial and were treated as debt modifications.

Derivative Instruments

ASC 815-15, Derivatives and Hedging: Embedded Derivatives, generally provides three criteria that, if met, require companies to bifurcate conversion options from their host instruments and account for them as freestanding derivative financial instruments. These three criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument subject to the requirement of ASC 815.

The Company issued certain Notes in March 2018, September 2018, December 2018 and March 2019, which contained various embedded derivative features. In particular, these Notes contained the following features:

1) A share settled redemption in a qualified preferred stock financing; and

2) The right to an accelerated cash repayment in the event of a change in control.

These embedded features were not considered clearly and closely related to the debt host, therefore, they were bifurcated and accounted for separately from the debt host as a derivative liability. Derivative financial liabilities are initially recorded at fair value, with gains and losses arising from changes in fair value recognized in the statement of operations at each period end while such instruments are outstanding.

In October 2018, the Company modified the March 2018 and September 2018 Notes to add an additional conversion feature. The Company determined this was a “substantial modification” as defined in ASC 470-50 ‘Debt: Modifications and Extinguishments’. As a result, these Notes were accounted for as an ‘extinguishment’ of the debt and related derivative liability.

As of March 31, 2019 and December 31, 2018, the Company determined that there was no fair value associated with the embedded derivatives that remained with the modified March 2018 the modified September 2018, December 2018 and March 2019 Notes. See ‘Note 5 - Term Loans and Convertible Promissory Notes’ for further discussion of the Notes and the bifurcated derivative liability.

Fair Value of Financial Instruments

ASC 820-10, Fair Value Measurement, provides a framework for measuring fair value under GAAP and requires expanded disclosures regarding fair value measurements. The standard defines fair value as an exit price, representing the amount that would be received upon the sale of an asset or paid to transfer a liability in an orderly transaction between market participants. The standard also establishes a fair value hierarchy, which prioritizes the inputs used in measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access as of the measurement date.

Level 2 - Inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

Level 3 - Unobservable inputs for the asset or liability only used when there is little, if any, market activity for the asset or liability at the measurement date.

This hierarchy requires the use of observable market data when available and to minimize the use of unobservable inputs when determining fair value.

The following tables present the Company’s fair value hierarchy for all of its financial instruments measured at fair value on a recurring basis as of March 31, 2019, December 31, 2018 and December 31, 2017 (in thousands):

	As of December 31, 2017
	Level 1	Level 2	Level 3	Total
Financial liabilities:
Warrant liability	$—	$—	$42	$42
Total financial liabilities	$—	$—	$42	$42

	As of December 31, 2018
	Level 1	Level 2	Level 3	Total
Financial liabilities:
Warrant liability	$—	$—	$140	$140
Total financial liabilities	$—	$—	$140	$140

	As of March 31, 2019 (unaudited)
	Level 1	Level 2	Level 3	Total
Financial liabilities
Warrant liability	$—	$—	$234	$234
Total financial liabilities	$—	$—	$234	$234

The carrying amounts reported in the accompanying balance sheets for cash and cash equivalents, accounts payable and accrued liabilities approximate their fair value due to their short maturities. The fair value of the Company’s term loan is based on the borrowing rate currently available to the Company for borrowings with similar terms and maturity and approximates its carrying value.

Derivative liability instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies, or similar techniques, and at least one significant model assumption or input is unobservable. Level 3 liability instruments consist of the preferred stock warrant liability and derivative liability, for both of which there is no observable market data for the determination of fair value and requires significant management judgment and estimation.

The fair value of the warrant liability was determined using the Black-Scholes model (see ‘Note 8 - Warrants’ for a further discussion of the preferred stock warrants). The change in fair value of the preferred stock warrant liability is summarized below (in thousands):

	Years Ended December 31,		Three Months Ended March 31,
	2017	2018	2018	2019
			(unaudited)	(unaudited)
Fair value, beginning of period	$54	$42	$42	$140
Preferred stock warrants – exercised	(8)	—	—	—
Change in fair value of preferred stock warrants	(4)	98	—	94
Fair value at end of period	$42	$140	$42	$234

The fair value of the embedded derivative liability related to the Company’s Notes was determined using a bond plus option model. As of March 31, 2019 and December 31, 2018, the Company determined that there was no fair value remaining for the embedded derivatives associated with the modified March 2018, modified September 2018, December 2018 and the March 2019 Notes. See ‘Note 5 - Term Loans and Convertible Promissory Notes’ for further discussion on the derivative liability activity.

The change in fair value of the derivative liability relating to the Notes is summarized below (in thousands):

	Years Ended December 31,		Three Months Ended March 31,
	2017	2018	2018	2019
			(unaudited)	(unaudited)
Fair value, beginning of period	$—	—	$—	$—
Embedded derivative liability from the issuance of Notes	—	864	496	—
Change in value of embedded derivatives	—	(211)	—	—
Termination of the embedded derivative liability due to the extinguishment of the related Notes	—	(653)	—	—
Fair value at end of period	$—	—	$496	$—

Recently Adopted Accounting Pronouncements

Restricted Cash

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows: Restricted Cash. This ASU requires changes in restricted cash during the period to be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. If cash, cash equivalents and restricted cash are presented in more than one line item on the balance sheet, the new guidance requires a reconciliation of the total in the statement of cash flows to the related captions in the balance sheet. This guidance is effective for fiscal periods beginning after December 15, 2017 and interim periods within that fiscal year, with early adoption permitted. The amendments in this ASU should be applied retrospectively to all periods presented. The Company adopted the guidance on a retrospective basis on January 1, 2018 and the beginning and ending of cash and cash equivalents for all periods presented in our statements of cash flows include restricted cash.

Non-employee Share-Based Payment Accounting

In June 2018, FASB issued ASU No. 2018-07, "Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting" ("ASU 2018-07"). This new guidance changes the accounting for non-employee share-based payments to align with the accounting for employee stock compensation. The Company early adopted the guidance as of January 1, 2018 and the impact to its financial statements was not material.

Lease Accounting

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”). ASU 2016-02 is intended to improve financial reporting of leasing transactions by requiring organizations that lease assets to recognize assets and liabilities for the rights and obligations created by leases that extend more than twelve months on the balance sheet. This accounting update also requires additional disclosures surrounding the amount, timing, and uncertainty of cash flows arising from leases. ASU 2016-02 is effective for financial statements issued for annual and interim periods beginning after December 15, 2018 for public business entities. A modified retrospective transition approach is required, applying the new standard to all leases existing at the date of initial application. An entity may choose to use either (1) its effective date or (2) the beginning of the earliest comparative period presented in the financial statements as its date of initial application. The Company adopted the new standard on January 1, 2019 and used the effective date as its date of initial application. Consequently, the Company has not adjusted prior period amounts.

The Company has elected the package of practical expedients permitted in ASC Topic 842. Accordingly, the Company accounted for its existing operating leases as operating leases under the new guidance, without reassessing (a) whether the contracts contain a lease under ASC Topic 842, (b) whether classification of the operating leases would be different in accordance with ASC Topic 842, or (c) whether the unamortized initial direct costs would have met the definition of initial direct costs in ASC Topic 842 at lease commencement.

The most significant impact from the adoption of this standard was the recognition of ROU assets and lease obligations on the balance sheet for operating leases. This standard did not have a material impact on the Company’s cash flows from operations and operating results. As a result of the adoption of the new lease accounting guidance, the Company recognized on January 1, 2019 (a) a lease liability of approximately $227,000, which represents the present value of the remaining lease payments of approximately $239,000, discounted using the Company’s incremental borrowing rate of 9.41%, and (b) a right-of-use asset of approximately $227,000 which represents the lease liability of $227,000. The ROU asset is being amortized over the remaining term of the lease of twelve months from January 1, 2019.

Recent Accounting Pronouncements Not Yet Effective

In August 2018, the FASB issued No. ASU 2018-13, Changes to the Disclosure Requirements for Fair Value Measurement (Topic 820). This ASU eliminates, adds and modifies certain disclosure requirements for fair value measurements as part of its disclosure framework project. This ASU is effective for fiscal years beginning after December 15, 2019, including interim periods within that fiscal year, with early adoption permitted. The Company is currently assessing whether these amendments will have a material effect on its financial statements.

Note 3. Property and Equipment, Net

Property and equipment, net, consist of the following (in thousands):

	As of December 31,		As of March 31,
	2017	2018	2019
			(unaudited)
Furniture and fixtures	$29	$29	$29
Office equipment	2	2	2
Computer equipment	24	18	18
Laboratory equipment	2	2	2
Total property and equipment	57	51	51
Less accumulated depreciation	(44)	(41)	(43)
Property and equipment, net	$13	$10	$8

Depreciation expense for the three months ended March 31, 2019 and 2018 was $2,300 and $2,000, respectively, and for the years ended December 31, 2018 and 2017, $8,000 and $10,000, respectively

Note 4. Accrued Liabilities

Accrued liabilities consist of the following (in thousands):

	As of December 31,		As of March 31,
	2017	2018	2019
			(unaudited)
Payroll and related expenses	$273	$241	$390
Accrued term loan final payment	197	421	501
Accrued clinical trial expense	654	—	17
Professional fees and other costs	34	195	285
Total accrued liabilities	$1,158	$857	$1,193

Note 5. Term Loans and Convertible Promissory Notes

Term Loans

On November 24, 2015, the Company entered into a loan and security agreement (“Loan Agreement”) with Oxford Finance, LLC (“Oxford”), pursuant to which Oxford agreed to lend the Company up to $10.0 million, issuable in three tranches of $3.0 million (the “Term Loan A”), $2.0 million (the “Term Loan B”) and $5.0 million (the “Term Loan C”). Term Loan A, Term Loan B and Term Loan C will collectively be referred to as Term Loans. On November 24, 2015, the Company received $3.0 million in proceeds from Term Loan A and on January 29, 2016, the Company received $2.0 million in proceeds from Term Loan B. Warrants were issued in connection with Term Loan A and Term Loan B (See Note 8 - Warrants). Under the terms of the Loan Agreement, the Company may, at its sole discretion, borrow $5.0 million under the Term Loan C following the achievement of a defined milestone event until the earlier of 30 days thereafter or March 31, 2016. The Company did not draw on Term Loan C at March 31, 2016 and the availability of the $5.0 million under Term Loan C expired.

All outstanding Term Loans will mature on November 1, 2019 (the “Maturity Date”) and the Company will have interest only payments through November 1, 2016, followed by 36 months of principal and interest payments. The term loans will bear interest at a floating per annum rate equal to (a) 7.06% plus (ii) the greater of (a) the 30 day U.S. Dollar LIBOR rate reported in the Wall Street Journal on the last business day of the month that immediately precedes the month in which the interest will accrue or (b) 0.19%.

The Company has the option to prepay all, but not less than all, of the borrowed amounts, provided that the Company will be obligated to pay a prepayment fee equal to (i) 3% of the outstanding principal balance of the applicable Term Loan if prepayment is made prior to the first anniversary of the applicable funding date of the Term Loan, provided, however, the prepayment fee will be reduced to 1% if the Company is acquired within six months from the Term Loan closing date, or (ii) 2% of the outstanding principal balance of the applicable Term Loan if prepayment is made prior to the second anniversary of the applicable funding date of the Term Loan, or (iii) 1% of the applicable Term Loan prepaid thereafter and prior to the Maturity Date. The Company will be required to make a final payment of 4.25% of the funded amount, payable on the earlier of (i) the Maturity Date or (ii) the prepayment of the Term Loan.

The Company may use the proceeds from the Term Loans solely for working capital and to fund its general business requirements. The Company’s obligations under the Loan Agreement are secured by a perfected first priority lien in all of its assets with a negative pledge on owned intellectual property.

In January 2017, the Company and Oxford Finance agreed to amend the Loan Agreement. After the Company made principal payments on December 1, 2016 and January 1, 2017, Oxford agreed to an additional 12 months of interest-only payments followed by 23 months of amortization. The amendment fee amounted to $100,000. The amendment was accounted for as a debt modification.

In March 2018, the Company and Oxford Finance agreed to amend the Loan Agreement. After the Company made principal payments on January 1, 2018, February 1, 2018 and March 1, 2018 Oxford agreed to another 5 months of interest-only payments followed by 15 months of amortization. The amendment fee amounted to $200,000. This amendment was accounted for as a debt modification.

In September 2018, the Company and Oxford Finance agreed to amend the debt agreement. Oxford agreed to 1 month of interest-only payments upon closing a $1.5 million convertible promissory note with current investors followed by 2 months of interest-only payments upon entering into a merger followed by 11 months of repayments. The maturity date of the Term Loans remains unchanged. The amendment fee amounted to $25,000. The amendment was accounted for as a debt modification.

In December 2018, the Company and Oxford Finance agreed to amend the debt agreement. Oxford agreed to 1 month of interest-only payments upon closing a $1.5 million convertible promissory note with current investors by December 31, 2018, followed by 10 months of repayments. The maturity date of the loans remains unchanged. The amendment fee amounted to $35,000. The amendment was accounted for as a debt modification.

The amendment fees are due and payable upon the earlier of: (i) the Maturity Date, (ii) the acceleration of any Term Loan, or (iii) the prepayment of a Term Loan, and are being accrued over the expected term of the Term Loan as interest expense.

In January 2019, the Company and Oxford Finance agreed to amend the debt agreement. Oxford agreed to 2 months of interest-only payments followed by 8 months of repayments upon delivery by February 1, 2019 of an executed term sheet between the Company and Domain, the Company’s majority investor and an affiliate thereof, that would result in aggregate proceeds to the Company of $20.0 million. The Company was also required to place $200,000 in a segregated bank account that is subject to a blocked control agreement in favor of Oxford. The funds in the segregated account were to be released upon the earlier of, the consummation of a merger by March 31, 2019 or the consummation of the equity financing. The Company recorded the $200,000 as restricted cash in its balance sheet at March 31, 2019. The maturity date of the loans remained unchanged. The amendment fee amounted to $50,000. The amendment was accounted for as a debt modification.

In May 2019, the Company and Oxford Finance agreed to a seventh amendment to provide consent to the Merger. This consent amended certain provisions of the term loan to protect Oxford’s rights under the original Term Loan Agreement. The consent allowed Alliqua to be named as an additional borrower.

Upon the respective dates of the debt modifications, no gain or loss was recorded, and a new effective interest rate was established based on the carrying value of the debt and the revised cash flows.

The Term Loan A was recorded at its initial carrying value of $3.0 million less debt issuance costs of approximately $141,000, Term Loan B was recorded at its initial carrying value of $2.0 million, less debt issuance costs of approximately $3,000. The debt issuance costs are being amortized to interest expense over the life of the Term Loan using the effective interest method. The final payment is accrued over the life of the Term Loan through interest expense using the effective interest method. As of December 31, 2018, $2.3 million was outstanding under Term Loan A and $1.5 million was outstanding under Term Loan B. At December 31, 2017, $2.8 million was outstanding under Term Loan A and $1.9 million was outstanding under Term Loan B.

Interest expense recorded for the three months ended March 31, 2019 and 2018 was $179,000 and $139,000, respectively, and for the years ended December 31, 2018 and 2017 was $644,000 and $515,000, respectively.

As of March 31, 2019, the Company was in compliance with all covenants under the Loan Agreement.

Future principal payments for the Term Loans due under the Loan Agreement as of March 31, 2019, were as follows (in thousands):

Year Ending, December 31, 2019
Total principal payments	$3,833

Convertible Promissory Notes

The table below reflects the principal amount of the Notes issued by the Company to current investors (in thousands):

	As of December 31,		As of March 31,
	2017	2018	2019
			(unaudited)
Convertible note payable, due on March 29, 2019 interest at 8.0% p.a.	$—	$1,500	$1,500
Convertible note payable, due on September 27, 2019 interest at 8.0% p.a.	—	1,500	1,500
Convertible note payable, due on December 21, 2019 interest at 8.0% p.a.	—	1,500	1,500
Convertible note payable, due on March 29, 2020 interest at 8.0% p.a.	—	—	1,500
Total	$—	$4,500	$6,000

Conversion rights

The March 2019 and December 2018 Notes were issued with the same conversion and repayment rights, which are as follows:

(a)

in the event that the Company issues and sells shares of its preferred stock to the investors with proceeds to the Company of at least $5 million, on or before the maturity date, and prior to the closing of a reverse merger, then the outstanding principal amount of these Notes and any unpaid accrued interest will automatically convert in whole into equity securities sold in the preferred stock financing at a conversion price equal to the cash price paid per share for equity securities by the investors in the such preferred stock financing;

(b)

in the event that the Company issues and sells shares of its common stock to the investors with proceeds to the Company of at least $5 million, on or before the maturity date, and after the closing of a reverse merger, then the outstanding principal amount of this convertible promissory note and any unpaid accrued interest will automatically convert in whole into equity securities sold in the common stock financing at a conversion price equal to the cash price paid per share for equity securities by the investors in the common stock financing,

(c)

in the event of a preferred stock financing after the Company’s Board of Directors (the “Board”) has determined that the Company should not pursue the proposed reverse merger with Alliqua BioMedical, Inc. or that such reverse merger is not viable, then in connection with the preferred stock financing the conversion price shall equal eighty percent (80%) of the cash price paid per share for the preferred securities by the investors in the preferred stock financing;

(d)

if the Company consummates a change of control while the Notes remain outstanding, the Company shall repay the holders in cash in an amount equal to 200% of the outstanding principal amount of the Notes; and

(e)

in the event the Company consummates an IPO on or before the maturity date, then the outstanding principal amount of the Notes and any unpaid accrued interest will automatically convert into common stock at a conversion price equal to the per share offering price to the public for common stock in the IPO.

The Modified March 2018 and Modified September 2018 Notes were outstanding as of March 31, 2019, and had conversion and repayment rights as follows:

(a)

in the event that the Company issues and sells shares of its preferred stock to the investors on or before the maturity date, in a preferred stock financing, then the outstanding principal amount of this convertible promissory note and any unpaid accrued interest will automatically convert in whole into equity securities sold in the qualified financing at a conversion price equal to 80% of the cash price paid per share for equity securities by the investors in the qualified financing;

(b)

if the Company consummates a change of control while the Notes remain outstanding, the Company shall repay the holders in cash in an amount equal to 200% of the outstanding principal amount of the Notes, and

(c)

in the event the Company consummates an IPO on or before the maturity date, then the outstanding principal amount of the Notes and any unpaid accrued interest will automatically convert into common stock at a conversion price equal to the per share offering price to the public for common stock in the IPO.

(d)

In October 2018, the Company modified the terms of the March 2018 and September 2018 Notes to add an additional conversion option. The additional conversion option stipulated that if the Company consummates a reverse merger on or before the Maturity Date and prior to a Qualified Financing (as such terms are defined in the Notes Agreement), then the outstanding principal amount of the Notes and any unpaid accrued interest, shall automatically convert in whole without any further action by the Holder into shares of the Company’s Series B convertible preferred stock at a conversion price equal to $0.3133 per share immediately prior to the closing of the reverse merger.

In October 2018, the Company determined that the modification of the March 2018 and September 2018 Notes adding the additional conversion right upon a reverse merger was a “substantial modification” as outlined in ASC 470-50 ‘Debt: Modifications and Extinguishments’ and treated this modification as an extinguishment of the original Notes and recognized an $11,000 gain from debt extinguishment in its statement of operations.

In May 2019, the principal and accrued unpaid interest of the Modified March 2018 and Modified September 2018 Notes was converted into the Company’s Series B convertible preferred stock. Upon consummation of the Merger, and subject to the terms and conditions of the Merger Agreement each outstanding share of capital stock of Adynxx, was converted into the right to receive the number of shares of the combined Company’s common stock equal to the Exchange Ratio formula in the Merger Agreement

Derivative Liability

The Company evaluated its Notes and determined that embedded components relating to conversion and redemption features of those contracts qualified as derivatives, which need to be separately accounted for in accordance with ASC 815. The Notes contained embedded features that are required to be bifurcated as follows:

1.)

On or before the maturity date of the March 2018 and September 2018 notes, the principal and accrued interest of the notes will automatically convert into equity securities issued and sold in the initial closing of the Company’s next qualified equity financing with gross proceeds of at least $5.0 million, exclusive of the conversion of the notes. The number of shares to be issued to the note holders will be equal to dividing the outstanding principal and any unpaid accrued interest by 80% of the price paid per share of the next equity security sold to investors. The discount in share price to note holders is not considered clearly and closely related to the debt host and results in an embedded derivative that must be bifurcated and accounted for separately from the debt host.

2.)

For all Notes, in the event of a change in control prior to repayment, the outstanding principal and unpaid accrued interest will be repaid in cash, plus a repayment premium equal to 100% of the outstanding principal at the time of the change in control. Change in control means (i) a merger, consolidation, or other capital reorganization or business combination transaction of the Company, with or into, another corporation after which the shares of the capital stock represent a minority after the close of the transaction, or (ii) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred, or (iii) the sale of all or substantially all of the Company’s assets or the exclusive license of all or substantially all of the Company’s material intellectual property. The premium to note holders is not considered clearly and closely related to the debt host and results in an embedded derivative that must be bifurcated and accounted for separately from the debt host.

3.)

For the March 2019 and December 2018 Notes, in the event the Company’s Board of Directors has determined the proposed reverse merger should not be pursued or is not viable, then in connection with the closing of a preferred stock financing with gross proceeds of at least $5.0 million exclusive of the conversion of the notes, the conversion price shall equal 80% of the cash price paid per share for the securities in the preferred stock financing. However, if any of the holder’s shares of preferred stock of the Company are converted into common stock or any other equity security that is junior to the shares issued in the preferred stock financing, the notes shall not convert into equity securities sold in the preferred stock financing without the holder’s prior written consent and instead shall remain outstanding. The discount in share price to note holders is not considered clearly and closely related to the debt host and results in an embedded derivative that must be bifurcated and accounted for separately from the debt host.

Accordingly, upon the issuance of the March 2018 Notes, the estimated fair value of the embedded derivative was determined using a bond plus option valuation model and assuming a probability of 30% that a qualified financing would occur and a probability of 15% that a change in control would occur. The Company recorded the estimated fair value of these embedded derivatives as a liability of $496,000 with an offsetting amount recorded as debt discount, which offsets the carrying amount of the debt. The debt discount is amortized over the debt’s expected term of one year.

Upon the issuance of the September 2018 Notes, the estimated fair value of the embedded derivatives was determined using a bond plus option valuation model and assuming a probability of 40% that a qualified financing would occur and a zero probability that a change in control would occur. The Company recorded the estimated fair value of these embedded derivatives as a liability of $368,000 with an offsetting amount recorded as debt discount, which offsets the carrying amount of the debt. The debt discount is amortized over the debt expected term of one year.

In October 2018, the Company modified the March 2018 and September 2018 Notes by adding an additional conversion right upon a reverse merger. The Company deemed this modification to be a “substantial modification” as defined in ASC 470-50 ‘Debt: Modifications and Extinguishments’ and treated it as an extinguishment of the original Notes and the termination of the related derivative liability. The extinguishment of the March 2018 and September 2018 Notes, resulted in a net gain of $11,000 being recorded in other income due to the expensing of the unamortized debt discount of $641,000 and the release of the then fair value of the derivative liabilities of $653,000.As of March 31, 2019 and December 31, 2018, the Company evaluated the fair value of the derivative liability associated with the modified March 2018, modified September 2018, December 2018 and March 2019 Notes. It determined that the bifurcated derivative liability had no value because the Company assumed a zero probability that a qualified financing would occur if the then planned reverse merger was not consummated and a zero probability that a change in control would occur. As a result, the Company estimated the fair value of the derivative liability to be $0 at December 31, 2018 and March 31, 2019.

For the three months ended March 31, 2019 and 2018, and the years ended December 31, 2018, and December 31, 2017, the Company had recorded interest expense for debt discount on these Notes of $0, $4,000, $223,000 and $0, respectively

Note 6. Commitments and Contingencies

Operating Leases

The Company leases office facilities under a non-cancelable operating lease agreement expiring on December 31, 2019. The total undiscounted future non-cancellable lease payments under the Company’s operating lease as of March 31, 2019 are as follows (in thousands):

Year ending December 31	Future Commitments
(unaudited)
2019 (remaining 9 months)	$180
Total	$180

Rent expense related to the Company's operating leases was $67,000 and $57,000 for the three months ended March 31, 2019 and 2018, respectively, and $232,000 and $225,000 for the years ended December 31, 2018 and December 31, 2017, respectively.

Indemnifications

The Company has agreed to indemnify its directors and officers for certain events or occurrences arising as a result of the officers or directors serving in such capacity. The Company has a directors' and officers’ liability insurance policy that limits its exposure and enables the Company to recover a portion of any future amounts paid resulting from the indemnification of its officers and directors.

The Company has not incurred material costs to defend lawsuits or settle claims related to these indemnification agreements. The Company's management believes the estimated fair value of these indemnification agreements is minimal and has not recorded a liability for these agreements as of March 31, 2019, December 31, 2018 and December 31, 2017.

Note 7. Stockholders’ Deficit

Redeemable Convertible Preferred Stock

As of March 31, 2019, December 31, 2018 and December 31, 2017, the Company had 56,672,658 shares of Series A convertible preferred stock issued and outstanding, including 3,531,889 shares issued as a result of a conversion of notes to investors and accrued interest to Series A convertible preferred stock in 2010. As of March 31, 2019, December 31, 2018 and December 31, 2017, the Company had 51,069,262 shares of Series B convertible preferred stock issued and outstanding, including 6,469,356 shares issued as a result of a conversion of notes to investors and accrued interest to Series B convertible preferred stock in 2016.

The holders of preferred stock have various rights and preferences including the following:

Voting Rights - A holder of each share of Series A and Series B convertible preferred stock shall have the right to one vote for each share of common stock into which such preferred stock could be converted. Series A convertible preferred stock holders voting as a separate class are entitled to elect two directors to the Company's Board of Directors as long as shares of Series A convertible preferred stock remain outstanding. Series B convertible preferred stock holders voting as a separate class are entitled to elect one director to the Company's Board of Directors as long as at least 10,000,000 shares of Series B convertible preferred stock remain outstanding. Common stockholders voting as a separate class are entitled to elect two directors. The holders of preferred and common stock voting together as a single class on an as-if-converted basis are entitled to elect all remaining directors.

Dividends - Holders of Series B convertible preferred stock, in preference to the holders of Series A preferred and common stock, are entitled to receive noncumulative dividends at the annual rate of $0.0251 per share, when, as, and if declared by the Board of Directors. Holders of Series A convertible preferred stock are entitled to receive noncumulative dividends at the annual rate of $0.0182 per share, when, as, and if declared by the Board of Directors. No dividends on preferred stock have been declared by the Board of Directors during the three months ended March 31, 2019 and 2018 and years ended December 31, 2018 and 2017.

Liquidation Preference - In the event of any liquidation, dissolution, or winding up of the Company, including a merger, acquisition, or sale of assets, as defined, the holders of Series B convertible preferred stock are entitled to receive an amount of $0.3133 per share (as adjusted for recapitalizations, stock combinations, stock dividends, stock splits, and the like), plus any declared but unpaid dividends prior to and in preference to any distribution to the holders of Series A preferred or common stock.

After distributions have been made to all holders of Series B convertible preferred stock as described above, the remaining assets of the Company available for distribution to stockholders shall be distributed to all holders of Series A convertible preferred stock. The holders of Series A convertible preferred stock are entitled to receive an amount of $0.2276 per share (as adjusted for recapitalizations, stock combinations, stock dividends, stock splits, and the like), plus any declared but unpaid dividends prior to and in preference to any distribution to the holders of common stock. The remaining assets of the Company available for distribution to stockholders shall be distributed ratably among the holders of the common stock and preferred stock on an as-if-converted basis.

Conversion Rights - Each share of Series A and Series B convertible preferred stock is convertible, at the option of the holder, into shares of common stock on a one for one basis (subject to adjustment for certain events). The preferred stock will also be converted automatically into shares of common stock (1) immediately prior to an initial public offering with aggregate proceeds of at least $40 million and an offering price of not less than $1.00 per common share or (2) upon the date specified by written consent of holders of a majority of the outstanding preferred shares on an as-converted basis.

The Series A and Series B Preferred Stock were classified as temporary equity in the accompanying balance sheets as of the March 31, 2019, December 31, 2018 and 2017, as shares are subject to redemption upon the occurrence of uncertain events not solely within the Company’s control. As of March 31, 2019, December 31, 2018, and 2017, the Series A and Series B Preferred Stock were not redeemable.

Common Stock

The Company's articles of incorporation, as amended, authorize the Company to issue 148,000,000 shares of $0.001 par value common stock. As of March 31, 2019, December 31, 2018 and December 31, 2017, the Company had 19,548,969 shares outstanding. Common stockholders are entitled to dividends when and if declared by the Board of Directors and after any Series B and Series A convertible preferred shares dividends are fully paid. The holder of each share of common stock is entitled to one vote. At March 31, 2019 and December 31, 2018, no dividends had been declared.

Shares Reserved for Future Issuance

The Company reserved shares of common stock for future issuances as follows (in thousands):

	As of December 31,		As of March 31,
	2017	2018	2019
			(unaudited)
Series A convertible preferred stock	56,673	56,673	56,673
Series B convertible preferred stock	51,069	51,069	51,069
Warrants for Series A convertible preferred stock	330	330	330
Common stock options issued and outstanding	19,222	19,222	19,222
Total	127,294	127,294	127,294

Note 8. Warrants

In connection with convertible notes agreements with investors issued between January 1, 2009 and July 1, 2010, the Company issued warrants to purchase such number of shares of Series A convertible preferred stock issued in the next round of equity financing equal to 20% of notes payable principal amounts divided by the price per share of such preferred stock. The warrants are exercisable after closing of each preferred stock financing for five years and expire seven years from the issuance date. At the issuance dates, the Company estimated the fair value of issued warrants as minimal due to the uncertainty of the Series A convertible preferred stock financing. The Company estimated the fair value of outstanding warrants at the date of closing of the Series A convertible preferred stock financing and used the Black-Scholes model with the following assumptions: expected lives equal to the remaining contractual life in a range of 3.92 to 7 years, risk-free interest rates in a range of 1.46% to 2.66%, expected dividend yield of zero, volatility in the range of 73.6% to 81.5%, and a fair value of Series A convertible preferred stock of $0.2276 per share. As of December 31, 2017, the outstanding warrants had been exercised.

In connection with the Oxford Loan Agreement signed in November 2015, the Company issued a warrant to purchase 197,715 shares of the Company’s preferred stock at an exercise price equal to the Series A preferred stock price of $0.2276. The warrant is exercisable after closing and expires ten years from the issuance date. The Company estimated the fair value of the warrant at closing and used the Black-Scholes model with the following assumptions: expected life equal to the remaining contractual life of 10 years, risk-free interest rate of 2.07%, expected dividend yield of zero, volatility of 68.7%, and a fair value of Series A convertible preferred stock of $0.20 per share. The Company recorded the fair value of the warrant of $33,000 as a debt discount to be amortized to interest expense over the life of the Term Loan A.

In January 2016, in connection with the Oxford Loan Agreement signed in November 2015, the Company issued a warrant to purchase 131,810 shares of the Company’s preferred stock at an exercise price equal to the Series A preferred stock price of $0.2276. The warrant is exercisable after closing and expires ten years from the issuance date. The Company estimated the fair value of the warrant at closing and used the Black-Scholes model with the following assumptions: expected life equal to the remaining contractual life of 10 years, risk-free interest rate of 2.09%, expected dividend yield of zero, volatility of 68.6%, and a fair value of Series A convertible preferred stock of $0.23 per share. The Company recorded the fair value of the warrant of $22,000 as a debt discount to be amortized to interest expense over the life of the Term Loan B.

The change in fair value of the warrants issued in connection with Term Loan A and B at March 31, 2019, December 31, 2018 and 2017 of $95,000, $98,000 and ($4,000) respectively, were recorded to other expense (income). As of March 31, 2019, the warrants remained outstanding and exercisable.

The above Black-Scholes model assumptions were determined as follows:

Term – The term represents the remaining contractual term of the warrants.

Risk-free interest rate – The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of grant for zero coupon U.S. Treasury notes with maturities approximately equal the remaining term of the warrants.

Expected volatility – The expected volatility is derived from historical volatilities of several unrelated publicly listed peer companies over a period approximately equal to the remaining term of the warrants because the Company has limited information on the volatility of the preferred stock since there is currently no trading history. When making the selections of the Company’s industry peer companies to be used in the volatility calculation, the Company considered the size and operational and economic similarities to the Company’s principal business operations.

Expected dividend yield – The expected dividend yield is based on the Company’s history of not paying dividends.

The warrants are classified as a liability as they are exercisable into shares that are potentially redeemable. The fair value of the warrant liability is re-measured at each balance sheet date with the change as other income recorded in the statements of operations.

The fair value of the Series A convertible preferred stock warrants outstanding at March 31, 2019, December 31, 2018 and December 31, 2017 was $234,000, $140,000 and $42,000 respectively, and the details of the warrants were as follows:

Issuance Date	Expiration Date	Exercise Price	Number of Shares (000's)
November, 2015	November, 2025	0.2276	198
June, 2016	January, 2026	0.2276	132
Total			330

The fair value of the Series A convertible preferred stock warrants was determined using the following assumptions:

	As of December 31,		As of March 31,
	2017	2018	2019
			(unaudited)
Risk-free interest rate	2.28%	2.56% - 2.59%	2.27% - 2.28
Remaining contractual life (in years)	7.92 - 8.08	6.92 - 7.08	6.67 - 6.83
Dividend yield	—	—	—
Expected volatility	71.00%	76.84%	84.44%

Note 9. Stock Option Plans

In December 2010, the Company adopted the 2010 Equity Incentive Plan (the "Plan"). The Plan provides for the granting of stock options to employees and consultants of the Company. Options granted under the Plan may be either incentive stock options (“ISOs”) or non-qualified stock options (“NSOs”). ISOs may be granted only to Company employees (including officers and directors who are also employees). NSOs may be granted to Company employees and consultants. The Company has 19,222,032 shares of common stock reserved for issuance under the Plan as of December 31, 2018.

Options under the Plan may be granted for periods of up to 10 years and at prices no less than 100% of the estimated fair value of the underlying shares of common stock on the date of grant as determined by the Board of Directors provided, however, that the exercise price of an ISO and NSO granted to a 10% shareholder shall not be less than 110% of the estimated fair value of the shares on the date of grant. The Plan requires that options be exercised no later than 10 years after the grant. Options granted to employees generally vest ratably on a monthly basis over four years.

The following table summarizes stock option activity under the Company’s stock plan and related information (in thousands, except exercise prices and years):

		Outstanding Options
	Shares Available For Grant	Options Outstanding	Weighted Average Exercise Price Per Share	Weighted- Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value(a)
Balance at December 31, 2016	5	19,222	$0.10	9.4
Balance at December 31, 2017	5	19,222	$0.10	8.4	$6,639
Balance at December 31, 2018	5	19,222	$0.10	7.4	$6,956
Vested and expected to vest as of December 31, 2018		19,222	$0.10	7.4	$6,956
Exercisable at December 31, 2018		11,146	$0.09	7.4	$4,119

(a)

The aggregate intrinsic value is calculated as the difference between the stock option exercise price and the estimated fair value of the Company’s common stock of $$0.46 amd $0.44 per share as of December 31, 2018 and 2017.

The Company did not grant any common stock options to employees during the three months ended March 31, 2019 or the years ended December 31, 2018 and 2017. Stock-based compensation expense recorded in research and development and general and administrative expenses was $68,000 and $75,000 for the three months ended March 31, 2019 and 2018, respectively, and $293,000 and $301,000 for the years ended December 31, 2018 and 2017, respectively. As of March 31, 2019, unrecognized stock-based compensation expense related to employees totaled approximately $463,000, which is expected to be recognized over approximately 1.75 years.

Stock Options Granted to Non-Employees.

Stock-based compensation expense recorded in exchange for services related to non-employee options was $16,000 and $0 for the three months ended March 31, 2019 and 2018, and $16,000 and $0 for the years ended December 31, 2018 and 2017, respectively.

As of March 31, 2019, unrecognized stock-based compensation expense related to unvested non-employees stock options was approximately $32,000, which is expected to be recognized over a weighted-average period of six months.

Note 10. Income Taxes

The Company recorded no income tax benefit or expense for the three months ended March 31, 2019 and 2018, and the years ended December 31, 2018 and 2017. No tax benefit was recorded through March 31, 2019 because, given the history of operating losses, the Company believes it is more likely than not that the deferred tax asset will not be realized, and a full valuation allowance has been provided.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The following table presents significant components of the Company’s deferred tax assets (in thousands):

	As of December 31,
	2017	2018
Net operating loss carry forward	$6,158	$7,051
Research and development credits	1,284	1,601
Accruals and reserves	99	142
Fixed assets	—	1
Total deferred tax asset	7,541	8,795
Valuation allowance	(7,541)	(8,795)
Net deferred tax asset	$—	$—

The Company has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets. Based on the Company’s history of operating losses, the Company has concluded that it is more likely than not that the benefit of its deferred tax assets will not be realized. Accordingly, the Company has provided a full valuation allowance for deferred tax assets as of December 31, 2018 and 2017. The valuation allowance increased approximately $1.2 million and decreased $964,000 during the years ended December 31, 2018 and 2017, respectively.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the "Tax Act"). The Tax Act makes broad and complex changes to the U.S. tax code that affect fiscal 2017, including, but not limited to requiring a one-time transition tax on certain un-repatriated earnings of foreign subsidiaries (the "Transition Tax"). The Tax Act also establishes new tax laws that will affect 2018 and later years, including, but not limited to, a reduction of the U.S. federal corporate tax rate from 35% to 21% and a transition of U.S. international taxation from a worldwide tax system to a territorial system. During the year ended December 31, 2017, the Company did not recognize an amount for the one-time transition tax, nor did the Company make any accounting policy elections on the treatment of the other international provisions of tax reform due to the fact the Company does not currently have any foreign subsidiaries.

During 2017, the Company corrected the balance of Net Operating Losses and Research and Development Credits and the associated Valuation Allowances in connection with the Company’s determination of nexus in an additional state which was previously not identified correctly. The correction of such error did not have any impact on the Company’s financial position and results of operations for any period presented or any prior period results. The Company has corrected the gross amount of deferred tax assets and the valuation allowance for 2016 to correct the error.

As of December 31, 2018, the Company had federal net operating loss, or NOL, carry forwards of $33.5 million available to reduce future taxable income, if any. The NOL carry forwards prior to January 1, 2018 of $28.7 million will begin to expire in 2033. The NOL carry forwards incurred post December 31, 2017 of $4.8 million will carry forward indefinitely. As of December 31, 2018, the Company had federal and state research and development credits of $1.8 million and $0.7 million, respectively. The federal research and development credits will begin to expire in 2031. The state research and development credit will carry forward indefinitely.

Internal Revenue Code (“IRC”) Section 382 and similar California rules place a limitation on the amount of taxable income that can be offset by NOL and credit carry forwards after a change in control. Generally, after a control change, a corporation cannot deduct NOL or credit carry forwards in excess of the Section 382 limitations. Although the Company has not completed an analysis under Section 382 of the Code since the year ended December 31, 2012, it believes that it is unlikely that the utilization of the NOLs and tax credit carry forwards will be substantially limited.

The tax return years 2014 through 2018 remain open to examination by the major domestic taxing jurisdictions to which the Company is subject. Net operations losses generated on a tax return basis by the Company for calendar years 2013 and 2015 to 2018 remain open to examination by the IRS. Net operating losses generated on state returns by the Company for calendar years 2007 to 2013 and 2015 to 2018 remain open to examination by state authorities.

ASC 740-10 requires companies to determine whether it is more likely than not that a tax position will be sustained upon examination by the appropriate taxing authorities. The following table summarizes the activity related to the Company’s gross unrecognized tax benefits (in thousands):

Years Ended December 31, 2018
Balance at December 31, 2017	$331
Changes related to prior year positions	330
Increases related to current year positions	42
Balance at December 31, 2018	$703

The Company’s policy is to record interest related to uncertain tax positions as interest and any penalties as other expense in its statement of operations. As of the date of adoption and through December 31, 2018, the Company did not have any interest and penalties associated with unrecognized tax benefits.

Note 11. Related-Party Transactions

In March 2018, September 2018, December 2018 and March 2019, the Company issued Notes to the Company’s majority investors totaling $6.0 million as of March 31, 2019. In addition, in April 2019 and May 2019, the Company issued an incremental $2.0 million and $0.5 million of Notes to the majority investors. These Notes accrue simple interest on the outstanding principal amount at the rate of 8% per annum. As of March 31, 2019, accrued interest on the Notes was $215,000 - for further details see the section above titled ‘Note 5 - Term Loans and Convertible Promissory Notes’

On May 3, 2019, prior to the closing of the Merger, the $3.0 million of Notes and $203,000 of cumulative accrued interest was converted into 10,223,996 shares of Series B convertible preferred stock.

Note 12. Employee Benefit Plan

The Company has established a 401(k) Plan (the "401(k) Plan") that permits participants to make contributions by salary deduction pursuant to Section 401(k) of the IRC. The Company may, at its discretion, make matching contributions to the 401(k) Plan. The Company has made no contributions to the 401(k) Plan since its inception. The Company makes a nonelective 401(k) safe harbor contribution on behalf of each employee equal to 3% of their annual salary. The Company’s non-elective safe harbor contributions totaled $49,000 and $54,000 for the years ended December 31, 2018 and 2017, respectively. Beginning in January 2019, the Company amended the 401(k) Plan to discontinue the nonelective safe harbor contribution on behalf of each employee equal to 3% of their annual salary.

Note 13 Subsequent Events

In April 2019 and May 2019, the Company’s primary investor agreed to provide the Company with $2.0 million and $0.5 million in the form of Notes to fund the Company’s operations. These notes accrue simple interest on the outstanding principal amount at the rate of 8% per annum and mature on April 26, 2020 and May 29, 2020.

In May 2019, the Company and Oxford Finance agreed to a seventh amendment to provide consent to the Merger. This consent amended certain provisions of the term loan to protect Oxford’s rights under the original term loan agreement. The consent allowed Alliqua to be named as an additional borrower.

On May 3, 2019 the Company completed its Merger into Alliqua Biomedical Inc. (“Alliqua”). Immediately following the Merger, the combined company’s name was changed from “Alliqua BioMedical, Inc.” to “Adynxx, Inc.” The Merger is intended to qualify for federal income tax purposes as a tax-free reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended. Under the Exchange Ratio formula in the Merger Agreement, as of immediately following the Merger, but excluding the effect of certain financings (as further described in the Merger Agreement), Adynxx equity holders now own approximately 86% of the aggregate number of shares of the combined company and Alliqua equity holders own approximately 14% of the combined company.

Subject to the terms and conditions of the Merger Agreement (a) each outstanding share of capital stock of Adynxx, was converted into the right to receive the number of shares of Alliqua's common stock equal to the Exchange Ratio formula in the Merger Agreement and (b) each outstanding Adynxx stock option, whether vested or unvested, and warrant that has not previously been exercised, was assumed by the post merged company and converted into a stock option or warrant, as the case may be, to purchase shares of the post merged Adynxx Company’s common stock at the Exchange Ratio formula in the Merger Agreement.

On May 3, 2019, prior to the closing of the Merger, the $3.0 million of Notes and $203,000 of cumulative accrued interest, was converted into 10,223,996 shares of Series B convertible preferred stock.

The Company has evaluated subsequent events through June 7, 2019, the date the financial statements were issued, for appropriate accounting and financial statement disclosures.